Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated May 14, 2013, with respect to the financial statements of Western Asset Intermediate-Term Municipals Fund, Western Asset New Jersey Municipals Fund, Western Asset New York Municipals Fund, and Western Asset Pennsylvania Municipals Fund, each a series of Legg Mason Partners Income Trust, as of March 31, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP

New York, New York

July 19, 2013